UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2021
VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6348 Walker Lane
Alexandria,	Virginia	22310
(Address of Principal Executive Offices)		(Zip Code)

(703) 960-4600
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

VSE CORPORATION

Item 8.01 Other Events.

As previously reported on a Current Report on Form 8-K of VSE Corporation (the “Company”) dated February 2, 2021, on such date, the Company closed a public offering and sale (the “Offering”) of 1,428,600 shares of the Company’s common stock, par value $0.05 per share (the “Common Stock”), at a price to the public of $35.00 per share. As a component of the Offering, the Company granted the underwriters a 30-day option to purchase up to an additional 214,290 shares of Common Stock (the “Overallotment Option”).

On February 16, 2021, the underwriters partially exercised the Overallotment Option electing to purchase an additional 170,497 shares of Common Stock. The underwriters’ exercise of the Overallotment Option closed on February 18, 2021, resulting in net proceeds to the Company of approximately $5.6 million after deducting underwriting discounts and commissions and before estimated offering expenses. With the partial exercise of the Overallotment Option, a total of 1,599,097 shares of Common Stock were issued and sold in the Offering. The net proceeds from the Offering, including the partial exercise of the Overallotment Option, after deducting underwriting discounts and commissions and before estimated offering expenses, were approximately $52.5 million.

VSE CORPORATION AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	February 18, 2021	By:	/s/ Thomas M. Kiernan
Thomas M. Kiernan
Vice President, General Counsel and Secretary